Exhibit 6.1

CONTRACT FOR PURCHASE OF ASSETS AND LIABILITIES

1. Names
GME INNOTAINMENT, INC., a Florida corporation (Seller), and Kwong Kwan Yin Roy (Buyer), agree to the following sale.

2. Sale of Business Assets and Assumption of Liabilities
Seller is selling to Buyer and Buyer is buying from Seller the assets of Super China Global Limited, a BVI company and wholly owned subsidiary of Seller (the "Sub"), located at, Rm. 1902, 19/F, Kodak House II, 321 Java Road, North Point, Hong Kong.

Buyer is also assuming all liabilities associated with the operations of the Sub, located at Rm. 1902, 19/F, Kodak House II, 321 Java Road, North Point, Hong Kong.

3. Assets and Liabilities Being Sold
The assets being sold pursuant to this agreement consist of the following as detailed in the September 30, 2015, quarterly report on Form 10-Q as filed with the Securities and Exchange Commission:

- **A.** The entertainment business assets, including talent management, event management, movie productions and movie distributions and interests in other business as shown in the attached chart, Exhibit 1.
- **B.** Current liabilities
- **C.** Goodwill

4. Purchase Price
The purchase price is $0.00 and is allocated as follows:

A.	Entertainment business assets	$	6,736,267
B.	Current Liabilities	$	-8,069,645
C.	Goodwill	$	40,634
	TOTAL	$	-1,292,744

5. Seller's Debts
Buyer is assuming Seller's debts or liabilities attributed to the Sub, including those that are known and those that are in dispute.

6. Closing
The closing will take place _____, 2016, immediately after Seller's Shareholder meeting, at Seller's office.

At closing, Buyer and Seller will sign the documents specified in this contract and all other documents reasonably needed to transfer the business assets to Buyer. Buyer will pay Seller the amounts required by this contract and Seller will transfer the business assets to Buyer.

7. Documents for Transferring Assets
At closing, Seller will deliver to Buyer these signed documents:

- **A.** A bill of sale for the tangible assets being bought, if any, with a warranty of good title.
- **B.** Assignment of any other contracts that are being transferred to Buyer, if any, with the written consent of the other contracting person, if such consent is required.

Seller will also deliver to Buyer at closing all other documents reasonably needed to transfer the business assets to Buyer.

8. Seller's Representations
Seller warrants and represents that:

A. Seller has good and marketable title to the assets being sold. The assets will be free from encumbrances at closing.
B. There are no judgments, claims, liens or proceedings pending against Seller, ~~the business or the assets being sold, and none will be pending at closing.~~ CD
C. ~~Seller has given Buyer complete and accurate information, in writing, about the earnings of the business, its assets and liabilities, and its financial condition.~~ CD
D. Until closing, Seller will not enter into any new contracts or incur any new obligations and will continue to conduct its business in a normal manner.

These warranties and representations will survive the closing.

9. Buyer's Representations

Buyer warrants and represents that:

A. Buyer has inspected the tangible assets that Buyer is purchasing and the premises covered by the lease, and is satisfied with their condition except for: Problems found by Buyer.
B. Buyer has given Seller accurate information about Buyer's financial condition.

These warranties and representations will survive the closing.

10. Risk of Loss

If business assets are damaged or destroyed before closing, Buyer may cancel this contract, in which case Seller will promptly return the deposit.

11. Disputes

If a dispute arises, the parties will try in good faith to settle it through mediation conducted by a mediator to be mutually selected. The parties will share the costs of the mediator equally. Each party will cooperate fully and fairly with the mediator and will attempt to reach a mutually satisfactory compromise to the dispute. If the dispute is not resolved within 30 days after it is referred to the mediator, either party may take the matter to court.

12. Entire Agreement

This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

13. Successors and Assignees

This agreement binds and benefits the heirs, successors and assignees of the parties.

14. Notices

Any notice, request, instruction, demand, consent, or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered either by hand or by certified mail, postage prepaid and certified return receipt requested, or by federal Express or similar overnight delivery service, or by telecopy.

<u>SELLER</u>: **GME INNOTAINMENT, INC.**
Lisa Demmons

<u>BUYER</u>: Kwong Kwan Yin Roy
Rm. 1902, 19/F, Kodak House II,
321 Java Road, North Point, Hong Kong

or to such other address as the pertinent Party or Escrow Agent may direct by written notice. Each such notice or other communication shall be deemed delivered (a) on the date delivered if

done so by hand or (b) on the date deposited in the U.S. mail or with an overnight delivery service or sent via facsimile.

15. Governing Law
This agreement will be governed by and construed in accordance with the laws of the State of Florida.

16. Counterparts
The parties may sign several identical counterparts of this agreement. Any fully signed counterpart shall be treated as an original.

17. Modification
This agreement may be modified only by a writing signed by the party against whom such modification is sought to be enforced.

18. Waiver
If one party waives any term or provision of this agreement at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this agreement, that party retains the right to enforce that term or provision at a later time.

19. Severability
If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable and such provision shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.

20. Signatures

SELLER

GME INNOTAINMENT, INC.,
a Florida corporation

____
____
____

We consent to the sale of the assets on the terms and conditions set forth in this purchase contract.

Dated: April 20, 2016

By: ________________________
Lisa Demmons, CEO, Director, Majority Shareholder

BUYER

Kwong Kwan Yin Roy
Rm. 1902, 19/F, Kodak House II
321 Java Road, North Point, Hong Kong

Dated: _______, 2016

By: /s/ Kwong Kwan Yin Roy
Kwong Kwan Yin Roy



Current structure
Establishment in progress
Great China Mania Holdings, Inc. a Florida Corporation
100%
Super China Global Limited a British Virgins Islands Company
100%
GME Holdings Limited a Hong Kong Company
100%
GME Ventures Limited a Hong Kong Company
100%
3A Pictures Limited a Hong Kong Company
100%
GME Distribution Workshop Limited a Hong Kong Company
100%
Celestial Talent International Limited a British Virgins Islands Company
100%
Guangzhou Chuangyu Limited a China (WOFE) Corporation
51%
Platinum China Enterprises Limited a British Virgins Islands Company
51%
Access Max International Limited a British Virgins Islands Company
51%
iScout Models Limited a Hong Kong Company
51%
GMECM Limited a Hong Kong Company
51%
GME Paragon Limited a Hong Kong Company
100%
GME London Limited an England & Wales Company
100%
MY GME Sdn Bhd a Malaysia Company
100%
GME Casting Studio Limited a Hong Kong Company
100%
Shanghai Junyue Limited a China (WOFE) Corporation
100%
Xingyao Limited a China (WOFE) Corporation

Exhibit 1